Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

-- NEWS RELEASE --

CALGON CARBON AWARDED CONTRACT FOR DRINKING WATER TREATMENT IN CHINA

PITTSBURGH, PA — June 25, 2007— Calgon Carbon Corporation (NYSE:CCC) announced today that it has been awarded a contract by Jiaxing Jiayuan Water Co. to supply 1.1 million pounds of granular activated carbon (GAC) to the Jiaxing Nanjiao Water Plant in China for drinking water purification. Terms of the contract were not disclosed.

The GAC will be installed at the Nanjiao Water Plant which supplies 40 million gallons of water per day to the 3.3 million residents of Jiaxing, a major city in Zhejiang Province.

"We are very pleased that Jiaxing Jiayuan Water selected Calgon Carbon to provide high-quality drinking water to the residents of Jiaxing." commented James Fishburne, senior vice president of Calgon Carbon. Mr. Fishburne added, "Over the last 40 years, Calgon Carbon has supplied millions of pounds of activated carbon to municipalities all over the world for drinking water treatment, and we are committed to serve the rapidly growing market in China.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412-787-6795.